                                                                     EXHIBIT 2

                               ADMISSION AGREEMENT

     THIS ADMISSION AGREEMENT (the "Agreement") is entered into as of the 7th day of August, 1997, by and between STG INVESTMENTS, LTD., a Liberian corporation ("Investor"), and Deere Park Equities, L.L.C., an Illinois limited liability company ("Company").

                                    RECITALS

     WHEREAS, Company is governed by an Operating Agreement dated December 1, 1995 (the "Operating Agreement"); and

     WHEREAS, Investor desires to become, and Company desires that Investor become, a member of Company upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the recitals and mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

     2. ADMISSION OF INVESTOR. Upon Investor's payment of the capital contribution set forth in paragraph 3, Investor shall be admitted to Company as a Class C Member, and Investor agrees to be bound by all of the terms and conditions of the Operating Agreement with respect to Class C Members, as supplemented by this Agreement. Exhibit A to the Operating Agreement shall be deemed amended to reflect the admission of and the capital contribution made by Investor to Company.

     3. CAPITAL CONTRIBUTION. Contemporaneously with the execution of this Agreement, Investor shall make a contribution to the capital of Company in the form of Five Hundred Thousand (500,000) shares of the common stock, without par value, of American Eco Corporation (the "American Eco Shares"). Withdrawals of the American Eco Shares or substitutions of cash or other securities for any or all of the American Eco Shares may be made only upon the consent of the Class A Member. The American Eco Shares or any cash or other securities substituted therefor shall be deemed capital of Company, for use in its business and subject to the risks of its operations.

     4.   DBC INVESTMENTS.

          (a) INITIAL INVESTMENTS. Upon Investor's admission to Company, Company shall purchase 1,850,000 shares of Class A Common Stock, $0.001 par value per share ("DBC Common Stock"), of Dominion Bridge Corporation, a Delaware corporation ("DBC") (such purchase being hereinafter referred to as the "Initial Investment").

     (b) SPECIAL INVESTMENTS. It is understood that, following the Initial Investment, Company may have discussions with third parties who also own or desire to acquire shares of DBC, including without limitation members of DBC management or dissident shareholders, and may enter into business arrangements with such parties with respect to such shares (such arrangements being hereinafter referred to as "Special Investments").

     (c) OPEN MARKET INVESTMENTS. It is also understood that Company may use its own funds to make additional purchases of DBC Common Stock in the open market (such purchases being hereinafter referred to as "Open Market Investments").

5.   SPECIAL ALLOCATION OF PROFITS AND LOSSES.

     (a)  INITIAL INVESTMENT.

               (i) Any Net Profits of Company resulting from the Initial Investment shall be allocated (i) first, to the extent of aggregate Net Losses allocated pursuant to paragraph 5(a)(ii) and not previously offset by this paragraph 5(a)(i), to Investor;
          (ii) second, two-thirds (2/3) to Investor and one-third (1/3) to the Class A Member; and

               (ii) Any Net Losses of Company resulting from the Initial Investment shall be allocated one hundred percent (100%) to Investor;

     provided, however, that there shall be deducted from the allocation to Investor, the amount of interest accrued or paid by Company to fund the Initial Investment.

     (b)  SPECIAL INVESTMENTS.

               (i) Any Net Profits of Company resulting from Special Investments shall be allocated (i) first, to the extent of aggregate Net Losses allocated pursuant to paragraph 5(b)(ii) and not previously offset by this paragraph 5(b)(i), to Investor;
          (ii) second, five-sixths (5/6) to Investor and one-sixth (1/6) to the Class A Member; and

               (ii) Any Net Losses of Company resulting from Special Investments shall be allocated one hundred percent (100%) to Investor.

     (c) OPEN MARKET INVESTMENTS. Investor shall not have any interest in Net Profits or Net Losses resulting from Open Market Investments, which shall be allocated 100% to the Class A Member.

     (d) NO PREFERENCE RETURN. Notwithstanding anything to the contrary in the Operating Agreement, Investor hereby acknowledges and agrees that it will not be entitled to any Preference Return or have any interest in profits or losses derived from any activities or investments of Company other than as described herein.

     6. REIMBURSEMENT OF LEGAL FEES AND EXPENSES. Investor shall promptly reimburse Company for any and all legal fees and expenses, up to an amount of Twenty Thousand and No/100ths Dollars ($20,000.00), of Ungaretti & Harris incurred by Company with respect to Investor's investment of capital in and admission to Company, the Initial Investment and any Special Investments.

     7. RIGHTS WITH RESPECT TO DOMINION STOCK. Investor hereby acknowledges that Company shall have all voting and other rights with respect to the DBC Common Stock and that Investor's only interest in such stock is as a member of Company.

     8. ENTIRE AGREEMENT. This Agreement and the Operating Agreement together contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the parties and dated subsequent to the date hereof. In the event of any conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall control.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles thereof.

     10. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

     11. MODIFICATIONS AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


STG INVESTMENTS, LTD.,             DEERE PARK EQUITIES, L.L.C.,
a Liberian corporation             an Illinois limited liability company


By: _____________________________  By: ________________________________
                                       Doug Gerrard, Member-Manager

Its:_____________________________